Exhibit 99.1

LKQ Corporation Finalizes Acquisition of Rhiag-Inter Auto Parts Italia S.p.A.
Chicago, IL (March 21, 2016) - LKQ Corporation (Nasdaq: LKQ) today announced that it has completed its previously announced acquisition of Rhiag-Inter Auto Parts Italia S.p.A (“Rhiag”), a leading Pan-European business-to-business distributor of aftermarket spare parts for passenger cars and commercial vehicles. Rhiag has operations in Italy, Czech Republic, Switzerland, Hungary, Romania, Ukraine, Bulgaria, Slovakia, Poland and Spain. Rhiag operates through 252 distribution centers and 10 warehouses, and serves more than 100,000 professional clients.
“We are very excited to see this acquisition come to fruition as it demonstrates our ongoing commitment to expand our European footprint. With an impressive track record of growth and industry leading management team, Rhiag clearly fits our strategic and acquisition criteria. Rhiag will be an integral part of our Pan-European strategy,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.
Luca Zacchetti, Rhiag Group CEO, commented: “Rhiag is excited to join the LKQ family and leverage the benefits of being part of the leading company in our industry and in Europe. Rhiag will immediately partner with LKQ’s existing operations to provide our customers and suppliers opportunities to improve our business relationships. With LKQ’s backing, we look forward to continuing our growth in Italy and Eastern Europe by integrating the best practices from both Rhiag and LKQ to create a stronger company for all our constituents.”
The acquisition closed on March 18, 2016.
 About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, Europe, and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the transaction described and statements or assumptions regarding financial and operating results, benefits and synergies of the transaction, and other statements that are based on management's current beliefs and expectations of the company and the combined businesses.  Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors, including the failure to realize, or delays in realizing, growth projections, synergies and cost-savings from the transaction; competitive responses to the transaction; and the risks, uncertainties and other factors described in our Form 10-K for the period ended December 31, 2015 filed with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com